Exhibit 18.01

February 22, 2013

Loews Corporation
667 Madison Avenue
New York, NY 10065

Dear Sirs/Madams:

We have audited the consolidated financial statements of Loews Corporation (the “Company”) as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 22, 2013, which expresses an unqualified opinion and includes an explanatory paragraph relating to the required adoption for a change in accounting for costs associated with acquiring or renewing insurance contracts. Note 1 to such consolidated financial statements also contains a description of the Company’s adoption during the year ended December 31, 2012 of the change in the date for the annual goodwill impairment test from December 31 to November 30 for Boardwalk Pipeline Partners, LP, a consolidated subsidiary and reporting unit of the Company. In our judgment the change in date for the annual goodwill impairment test is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP